UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8/A

Post-Effective Amendment 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sonora Resources Corp.
(Exact name of registrant as specified in its charter)

Nevada	27-1269503
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Cerro del Padre #11, Rinconada de
los Pirules, Guadalupe, Zacatecas
Mexico 98619	98619
(Address of principal executive	(zip code)
offices)

2010 Stock Option Plan
(Full title of the plan)

1-877-513-7873
(Registrant's telephone number, including area code

Copies of all communications to:

Juan Miguel Ríos Gutiérrez

Sonora Resources Corp.
Cerro del Padre #11, Rinconada de
los Pirules, Guadalupe, Zacatecas
Mexico 98619

Telephone: 1-877-513-7873

Facsimile: 1- 206-826-0451

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of securities to	Amount to be	offering price	aggregate offering	registration
be registered	registered(1),(2)	per share(3),(4)	price(3),(4)	fee(4)
Common Stock	8,500,000	$0.385	$3,272,500	$379.94

(1)
An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 under the Securities Act of 1933 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416.

(2)
Consists of up to 8,500,000 shares of our common stock issuable pursuant to our 2010 stock option plan. Our 2010 stock option plan provides for the grant of stock options to acquire a maximum of 8,500,000 shares of our common stock. All of the shares issuable under our 2010 stock option plan are being registered under this registration statement on amended Form S-8/A1.

(3)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

(4)	Based on the average of the high and low prices per share ($0.42 high; $0.35 low) for our common stock on April 13, 2011, as reported by Financial Industry Regulatory Authority’s OTC Bulletin Board.

EXPLANATORY NOTE

We are filing this Post-Effective Amendment No. 1 (“Amendment No. 1 or S8/A1”) to our Form S-8 which was originally filed with the Securities and Exchange Commission (the “SEC”) on April 14, 2011, for the purpose of updating information on the cover pages, updating the information incorporated by reference under Part II, Item 3, Incorporation of Document by Reference, including updating the Form 10-K that is incorporated by reference to the Company’s Form 10-K/A, Amendment 3, filed with the SEC on September 20, 2013, revising our independent auditor’s consent to the use of its report incorporated in the updated Form 10-K now referenced in this Form S-8 and an update of the disclosures in the risk factors.

In addition, the information provided in the “reoffer prospectus” as described below has been substantially updated.

No other changes have been made to this Form S-8 registration statement. This Amendment does not reflect events that have occurred after the April 14, 2011 filing date of the original Form S-8, or modify or update the disclosures presented therein, except to reflect the amendment described above.

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 8,500,000 shares of our common stock that are issuable pursuant to our 2010 stock option plan. The purpose of our 2010 stock option plan is to retain the services of valued directors, officers, key employees, and consultants of our company and such other persons as the plan administrator selects, and to encourage such persons to acquire a greater proprietary interest in our company, thereby strengthening their incentive to achieve the objectives of our stockholders, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to persons selected by the plan administrator.

Under cover of this registration statement on amended Form S-8/A1 is our amended reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act of 1933 (in accordance with Section C of the General Instructions to Form S-8). The amended reoffer prospectus may be used for reoffers and resales of up to an aggregate of 1,000,000 “control securities” (as such term is defined in Form S-8) issuable upon exercise of the stock options granted pursuant to our 2010 stock option plan on a continuous or delayed basis in the future.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The document(s) containing the information specified in Part I of Form S-8/A1 will be sent or given to participants in our 2010 stock option plan as specified by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this registration statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Amended Reoffer Prospectus

1,000,000 Shares

Sonora Resources Corp.

Common Stock
_________________________________

The selling stockholder identified in this amended reoffer prospectus may offer and sell up to 1,000,000 shares of our common stock issuable upon exercise of stock options. We granted the stock options to such selling stockholder pursuant to our 2010 stock option plan.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this amended reoffer prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

The selling stockholder and any brokers executing selling orders on his behalf may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder. We may, however, receive proceeds upon exercise of the stock options by the selling stockholder. We will pay for expenses of this offering, except that the selling stockholder will pay any broker discounts or commissions or equivalent expenses and expenses of his legal counsels applicable to the sale of his shares.

Our common stock is quoted on Financial Industry Regulatory Authority’s OTC Bulletin Board under the symbol “SURE”. On April 13, 2011, the closing price of our common stock on the OTC Bulletin Board was $0.38 per share.
_________________________________

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6.
_________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________________

The date of this amended reoffer prospectus is September 25, 2013.

As used in this amended reoffer prospectus, the terms “we”, “us”, and “our” refer to Sonora Resources Corp., unless otherwise indicated. All dollar amounts refer to U.S. dollars unless otherwise indicated.

Prospectus Summary

Our Business

Sonora Resources Corp. (the "Company" or "Sonora Resources") was incorporated under the laws of the State of Nevada on December 3, 2007. We are a mining exploration company focused on the acquisition and development of prospective silver and gold opportunities in Mexico.

On March 15, 2013, we closed the Asset Purchase Agreement with Yale Resources Ltd to purchase all of the right, title and interest in and to the Los Amoles 2 and Los Amoles 3 Fracc.1 properties, consisting of 2,166 hectares located in the State of Sonora Mexico (the “Los Amoles Property”). Yale will use all commercially reasonable efforts to acquire title to the Los Amoles 4 property which is approximately an additional 2,200 hectares adjoining the Los Amoles 3 property.  We purchased the Los Amoles Property from Yale by issuing 1,000,000 of restricted SURE common shares and paying $200,000 in cash. We have commenced an underground work program at the Los Amoles Property and completed a geologic report to define the potential vein structure and outcroppings and prepare for a planned drilling program in 2014.

We also have mining option agreements with (i) the Jalisco Group of Properties, consisting of mining claims totaling 5,240 hectares located in Jalisco. As of September 20, 2013, we have not spent any funds on the properties. We are required to spend $3,000,000 by April 15, 2014 to earn 50% interest in the Jalisco Property and an additional $2,000,000 to earn an additional 20% interest by April 15, 2016 on exploration expenses. An additional 20% interest in and to the Property can be earned by completing a bankable feasibility study no later than the seventh anniversary of the Agreement. and (ii) the Ayones Group of Properties consisting of numerous mining claims totaling 48 hectares in Jalisco. As previously reported, we did not pay the $175,000 due February 10, 2013 and have not paid the August 10, 2013 payment of $175,000 to IMMSA Grupo México under the August 10, 2011 Mining Option Agreement.  Further, we have not spent the $500,000 in exploration expenditures under the Agreement. The Company intends to renegotiate the 2011 Mining Option Agreement with IMMSA Grupo México; however, the results of such negotiations and an outcome in our favor cannot be assured.

Also, also we have five mining concessions on 721 hectares surrounding the Ayones Group of Properties, called the Corazon Property. We did not pay the $55,000 due September 5, 2013 to the eight Mexican citizens. We intend to renegotiate the 2011 Mining Option Agreement with the eight Mexican citizens; however, the results of such negotiations and an outcome in our favor cannot be assured. We have a letter of intent with the Liz Property located in Ayutla, Jalisco State, Mexico. Sonora Resources is based in Guadalupe, Zacatecas, Mexico. The Liz Agreement shall be exercised or finished on or before December 15, 2013. As of September 20, 2013, we have commenced sampling work program using external geologists and surveyors to define the potential silver and gold tailings. We spent $12,000 in 2012 and do not expect to spend any funds in 2013 to produce silver and gold at this property.

Our principal executive office is located at Cerro del Padre # 11 Rinconada de los Pirules, Guadalupe, Zacatecas Mexico, 98619. Our US mailing address is PO Box 12616, Seattle, WA 98111 and our telephone number is 1-877-513-7873.

The Offering

The selling stockholder identified in this amended reoffer prospectus may offer and sell up to 1,000,000 shares of our common stock issuable upon exercise of stock options. We granted the stock options to such selling stockholder pursuant to our 2010 stock option plan.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this amended reoffer prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Number of Shares Outstanding

There were 92,855,861 shares of our common stock issued and outstanding as of September 20, 2013.

Use of Proceeds

We will not receive any proceeds from the sale of any shares of our common stock by the selling stockholder. We may, however, receive proceeds upon exercise of the stock options by the selling stockholder. If we receive proceeds upon exercise of these stock options, we intend to use these proceeds for working capital and general corporate purposes.

Risk Factors

You should carefully consider the risks described below together with all of the other information included in our public filings before making an investment decision with regard to our securities. The statements contained in or incorporated into this document that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Company

Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, we may have to cease our exploration activities, lose our properties and investors could lose their entire investment.

There is no assurance that we will operate profitably or generate positive cash flow in the future. We will require additional financing in order to proceed with our exploration program. We will also require additional financing for the fees we must pay to maintain our mining option agreements and to pay the fees and expenses necessary to become and operate as a public company. We will also need more funds if the costs of the exploration of our existing projects are greater than we have anticipated. We will also require additional financing to sustain our business operations if we are not successful in earning revenues. We may not be able to obtain financing on commercially reasonable terms or terms that are acceptable to us when it is required. Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, our business could fail and investors could lose their entire investment.

We have a limited operating history on which to base an evaluation of our business and prospects.

We have been in the business of exploring mineral resource properties since November 2010. As a result, we have never had any revenues from our mining operations. In addition, our operating history has been restricted to the acquisition and exploration of our mineral properties, and this does not provide a meaningful basis for an evaluation of our prospects if we ever determine that we have a mineral reserve and commence the construction and operation of a mine. We have no way to evaluate the likelihood of whether our mineral properties contain any mineral reserves or, if they do, that we will be able to build or operate a mine successfully. We anticipate that we will continue to incur operating costs without realizing any revenues during the period when we are exploring our properties. We therefore expect to continue to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from mining operations and any dispositions of our properties, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses and difficulties frequently encountered by companies at the start up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties, and our failure to do so could have a materially adverse effect on our financial condition. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

The fact that we have not earned any operating revenues since our incorporation raises substantial doubt about our ability to continue to explore our mineral properties as a going concern.

We have not generated any revenue from operations since our incorporation, and we anticipate that we will continue to incur operating expenses without revenues unless and until we are able to identify a mineral resource in a commercially exploitable quantity on one or more of our mineral properties and we build and operate a mine. At May 31, 2013, we had working capital deficit of $700 and a net loss of $2,394,000 since inception. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. If our exploration programs are successful in discovering reserves of commercial tonnage and grade, we will require significant additional funds in order to place our properties into commercial production. Should the results of our planned exploration require us to increase our current operating budget, we may have to raise additional funds to meet our currently budgeted operating requirements for the next 12 months. As we cannot assure a lender that we will be able to successfully explore and develop our mineral properties, we will probably find it difficult to raise debt financing from traditional lending sources. We have traditionally raised our operating capital from sales of equity and debt securities, but there can be no assurance that we will continue to be able to do so. If we cannot raise the money that we need to continue exploration of our mineral properties, we may be forced to delay, scale back, or eliminate our exploration activities. If any of these were to occur, there is a substantial risk that our business would fail. These circumstances led our independent registered public accounting firm, in their report dated February 7, 2013 relative to our audited financial statements for the year ended November 30, 2012, to comment about our Company’s ability to continue as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the Company will continue to operate indefinitely and not go out of business and liquidate its assets. These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event our Company cannot continue in existence. We continue to experience net operating losses.

Our management and First Majestic have substantial influence over our company.

As of September 30, 2013, Juan Miguel Ríos Gutiérrez, our CEO, either directly or indirectly, owns or controls 4.0 million shares or approximately 4.3% of our issued and outstanding common stock as of the date of this Form S-8/A1.

First Majestic owns or controls 13.8 million shares as of the filing date or approximately 14.8% of our issued and outstanding common stock as of the date of this Form S-8/A1. In addition, First Majestic is a major creditor of the Company. First Majestic has additional influence and control over the Company.

Mr. Gutiérrez and First Majestic, in combination with other large shareholders, could cause a change of control of our board of directors, approve or disapprove any matter requiring stockholder approval, cause, delay or prevent a change in control or sale of the Company, which in turn could adversely affect the market price of our common stock.

Economic and political developments in Mexico may adversely affect our business.

All of our operations and assets are located in Mexico. As a result, our financial condition, results of operations and business may be affected by and are subject to the general condition of the Mexican economy, the devaluation of the Mexican peso as compared to the U.S. Dollar, Mexican inflation, interest rates, regulation, taxation, social instability and other political, social and economic developments in or affecting Mexico, including changes in the laws and policies that govern foreign investment, as well as changes in United States laws and regulations relating to foreign trade and investment, over which we have no control. There can be no assurance as to the future effect of any such changes on our results of operations, financial condition, or cash flows.

Fluctuations in foreign currency rates, in particular the Mexican peso, may materially affect our results of operations.

The Company carries on its primary business activity outside of the United States. Accordingly, it is subject to the risks associated with fluctuation of the rate of exchange of other foreign currencies, in particular the Mexican peso, the currency in which much of the Company's costs are paid, and the United States dollar, the currency for calculating the Company's sales of gold and silver based on the world's commodity markets. Such currency fluctuations may materially affect the Company's financial position and results of operations.

All of our assets, our sole director and our Chief Executive Officer are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or our directors and officers.

All of our assets are located outside the United States. In addition, our sole director and Chief Executive Officer is a national and resident of a country other than the United States, and all or a substantial portion of his assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our director and officers, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under United States federal and state securities laws against us or our directors and officers.

We are subject to corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.

We must comply with corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, as well as additional rules and regulations currently in place and that may be subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. We are required to include management’s report on internal controls as part of our annual report pursuant to Section 404 of the Sarbanes-Oxley Act. We strive to continuously evaluate and improve our control structure to help ensure that we comply with Section 404 of the Sarbanes-Oxley Act. The financial cost of compliance with these laws, rules, and regulations is expected to remain substantial.

Our management has concluded that our disclosure controls and procedures were not effective due to the presence of the following material weaknesses in internal control over financial reporting:

We do not have an audit committee. An audit committee would improve oversight in the establishment and monitoring of required internal controls and procedures.

Management anticipates that such disclosure controls and procedures will not be effective until the material weaknesses are remediated. We cannot assure you that we will be able to fully comply with these laws, rules, and regulations that address corporate governance, internal control reporting, and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition, and the value of our securities.

Our business is dependent on key executives and the loss of any of our key executives could adversely affect our business, future operations and financial condition.

We are dependent on the services of key executives, including our officers, Mark Scott and Juan Miguel Ríos Gutiérrez, and our sole director Juan Miguel Ríos Gutiérrez. Mr. Gutierrez has many years of experience and an extensive background in the mining industry in general. We may not be able to replace that experience and knowledge with other individuals. We do not have “Key-Man” life insurance policies on our key executives. The loss of our key executives or our inability to attract and retain additional highly skilled employees may adversely affect our business, future operations, and financial condition.

We have limited insurance.

We have limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with Mining

Our Mining Operation Agreements are critical to our operations and are subject to cancellation.

We also have mining option agreements in (i) the Jalisco Group of Properties, consisting of mining claims totaling 5,240 hectares located in Jalisco. As of September 20, 2013, we have not spent any funds on the properties. We are required to spend $3,000,000 by April 15, 2014 to earn 50% interest in the Jalisco Property and an additional $2,000,000 to earn an additional 20% interest by April 15, 2016 on exploration expenses. An additional 20% interest in and to the Property can be earned by completing a bankable feasibility study no later than the seventh anniversary of the Agreement. and (ii) the Ayones Group of Properties consisting of numerous mining claims totaling 48 hectares in Jalisco. As previously reported, we did not pay the $175,000 due February 10, 2013 and have not paid the August 10, 2013 payment of $175,000 to IMMSA Grupo México under the August 10, 2011 Mining Option Agreement.  Further, we have not spent the $500,000 in exploration expenditures under the Agreement. The Company intends to renegotiate the 2011 Mining Option Agreement with IMMSA Grupo México; however, the results of such negotiations and an outcome in our favor cannot be assured.

Also, also we have five mining concessions on 721 hectares surrounding the Ayones Group of Properties, called the Corazon Property. We did not pay the $55,000 due September 5, 2013 to the eight Mexican citizens. We intend to renegotiate the 2011 Mining Option Agreement with the eight Mexican citizens; however, the results of such negotiations and an outcome in our favor cannot be assured. We have a letter of intent with the Liz Property located in Ayutla, Jalisco State, Mexico. Sonora Resources is based in Guadalupe, Zacatecas, Mexico. The Liz Agreement shall be exercised or finished on or before December 15, 2013. As of September 20, 2013, we have commenced sampling work program using external geologists and surveyors to define the potential silver and gold tailings. We spent $12,000 in 2012 and do not expect to spend any funds in 2013 to produce silver and gold at this property.

The failure to operate in accordance with the mining option agreements could result in the agreements being terminated. See Note 3 to the Consolidated Financial Statements for a discussion of these critical agreements.

Our business is extremely dependent on gold, silver, commodity prices, and currency exchange rates over which we have no control.

Our operations will be significantly affected by changes in the market price of gold, silver and other commodities since the evaluation of whether a mineral deposit is commercially viable is heavily dependent upon the market price of gold, silver and other commodities. The price of commodities also affects the value of exploration projects we own or may wish to acquire. These prices of commodities fluctuate on a daily basis and are affected by numerous factors beyond our control. The supply and demand for gold, silver and other commodities, the level of interest rates, the rate of inflation, investment decisions by large holders of these commodities, including governmental reserves, and stability of exchange rates can all cause significant fluctuations in prices. Such external economic factors are in turn influenced by changes in international investment patterns and monetary systems and political developments. The prices of commodities have fluctuated widely and future serious price declines could have a material adverse effect on our financial position or results of operations.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications, and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, environmental permitting difficulties and delays, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineable mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our claims. If this happens, our business will likely fail. All of our mineral properties to which we have rights are in the exploration stage. There is no assurance that we can establish the existence of any mineral resource on any of these properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from operations and if we do not do so we will lose all of the funds that we expend on exploration. If we do not discover any mineral resource in a commercially exploitable quantity, our business could fail.

Because of the speculative nature of exploration of mineral properties, we may never discover a commercially exploitable quantity of minerals, our business may fail and investors may lose their entire investment.

We plan to conduct mineral exploration on certain mineral properties. The search for valuable minerals as a business is extremely risky. We can provide investors with no assurance that additional exploration on these properties will establish that commercially exploitable reserves of minerals exist on these properties. Additional potential problems that may prevent us from discovering any reserves of minerals on these properties include, but are not limited to, unanticipated problems relating to exploration, environmental permitting difficulties and delays, and additional costs and expenses that may exceed current estimates. If we are unable to establish the presence of commercially exploitable reserves of minerals on these properties, our ability to fund future exploration activities will be impeded, we will not be able to operate profitably, and investors may lose all of their investment in our Company.

The nature of mineral exploration activities involves a high degree of risk and the possibility of uninsured losses that could materially and adversely affect our operations.

Exploration for minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Few properties that are explored are ultimately advanced to the stage of producing mines. Our current exploration efforts are, and any future exploration, development or mining operations we may elect to conduct will be, subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as, but not limited to:

●	economically insufficient mineralized material;

●	fluctuations in production costs that may make mining uneconomical;

●	labor disputes;

●	unanticipated variations in grade and other geologic problems;

●	environmental hazards;

●	water conditions;

●	difficult surface or underground conditions;

●	industrial accidents;

●	metallurgical and other processing problems;

●	mechanical and equipment performance problems;

●	failure of pit walls or dams;

●	unusual or unexpected rock formations;

●	personal injury, fire, flooding, cave-ins, and landslides; and

●	decrease in revenues due to lower mineral prices.

Any of these risks can materially and adversely affect, among other things, the exploration of properties, production quantities and rates, costs and expenditures, and production commencement dates. We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests. All of these factors may result in losses in relation to amounts spent which are not recoverable.

The potential profitability of mineral ventures depends in part upon factors beyond the control of our Company, and even if we discover and exploit mineral deposits, we may never become commercially viable and we may be forced to cease operations.

The commercial feasibility of mineral properties is dependent upon many factors beyond our control, including the existence and size of mineral deposits in the properties we explore, the proximity and capacity of processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production, and environmental regulation. These factors cannot be accurately predicted and any one or a combination of these factors may result in our Company not receiving an adequate return on invested capital. These factors may have material and negative effects on our financial performance and our ability to continue operations.

Mineralized material is based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

Unless otherwise indicated, mineralized material presented in our filings with securities regulatory authorities, including the SEC, press releases, and other public statements that may be made from time to time are based upon estimates made by our consultants. When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineralized material on our properties. Until mineralized material is actually mined and processed, it must be considered an estimate only. These estimates are imprecise and depend on geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure you that these mineralized material estimates will be accurate or that this mineralized material can be mined or processed profitably. Any material changes in estimates of mineralized material will affect the economic viability of placing a property into production and such property's return on capital. There can be no assurance that minerals recovered in small scale tests will be recovered at production scale. The mineralized material estimates have been determined and valued based on assumed future prices, cut-off grades, and operating costs that may prove inaccurate. Extended declines in market prices for gold and silver may render portions of our mineralized material uneconomic and adversely affect the commercial viability of one or more of our properties and could have a material adverse effect on our results of operations or financial condition.

The construction of mines is subject to all of the risks inherent in construction.

These risks include potential delays, cost overruns, shortages of material or labor, construction defects, and injuries to persons and property. While we anticipate taking all measures which we deem reasonable and prudent in connection with the construction, there is no assurance that the risks described above will not cause delays or cost overruns in connection with such construction. Any delay would postpone our anticipated receipt of revenue and adversely affect our operations. Cost overruns would likely require that we obtain additional capital in order to commence production. Any of these occurrences may adversely affect our ability to generate revenues and the price of our stock.

An adequate supply of water may not be available to undertake mining and production at our properties.

The amount of water that we are entitled to use from wells must be determined by the appropriate regulatory authorities. A determination of these rights is dependent in part on our ability to demonstrate a beneficial use for the amount of water that we intend to use. Unless we are successful in developing a property to a point where it can commence commercial production of silver, gold or other precious metals, we may not be able to demonstrate such beneficial use. Accordingly, there is no assurance that we will have access to the amount of water needed to operate a mine at our properties.

Exploration and exploitation activities are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our Company.

Exploration and exploitation activities are subject to federal, state, and local, and in some cases, foreign laws, regulations, and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. Exploration and exploitation activities are also subject to federal, state, and local, and in some cases, foreign laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.

Various permits from government bodies are required for drilling operations to be conducted, and no assurance can be given that such permits will be received. Environmental and other legal standards imposed by federal, state, or local authorities may be changed and any such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons. Any laws, regulations, or policies of any government body or regulatory agency may be changed, applied, or interpreted in a manner which will alter and negatively affect our ability to carry on our business.

As we face intense competition in the mineral exploration industry, we will have to compete with our competitors for financing and for qualified managerial and technical employees.

Our mineral properties are in Mexico and our competition there includes large, established mining companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may have to compete for financing and we may be unable to acquire financing on terms we consider acceptable. We may also have to compete with the other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or qualified employees, our exploration programs may be slowed down or suspended, which may cause us to cease operations as a Company.

Government regulation may adversely affect our business and planned operations.

Mineral exploration and development activities are subject to various Mexican laws governing prospecting, development, taxes, labor standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people, and other matters. We cannot assure you that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail our exploration or development of our properties.

The Company's mining, exploration and development projects could be adversely affected by amendments to such laws and regulations, by future laws and regulations, by more stringent enforcement of current laws and regulations, by changes in policies of México and the United States affecting foreign trade, investment, mining and repatriation of financial assets, by shifts in political attitudes in México and by exchange controls and currency fluctuations. The effect, if any, of these factors cannot be accurately predicted. Further, there can be no assurance that the Company will be able to obtain or maintain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects.

Our operating costs could be adversely affected by inflationary pressures especially to labor, equipment, and fuel costs.

The global economy is currently experiencing a period of high commodity prices and as a result, the mining industry is attempting to increase production at new and existing projects, while also seeking to discover, explore and develop new projects. This has caused significant upward price pressures in the costs of mineral exploration companies, especially in the areas of skilled labor and drilling equipment, both of which are in tight supply and whose costs are increasing. Continued upward price pressures in our exploration costs may have an adverse impact to our business.

We may not have sufficient funding for exploration which may impair our profitability and growth.

The capital required for exploration of mineral properties is substantial. From time to time, we will need to raise additional cash, or enter into joint venture arrangements, in order to fund the exploration activities required to determine whether mineral deposits on our projects are commercially viable. New financing or acceptable joint venture partners may or may not be available on a basis that is acceptable to us. Inability to obtain new financing or joint venture partners on acceptable terms may prohibit us from continued exploration of such mineral properties. Without successful sale or future development of our mineral properties through joint venture, we will not be able to realize any profit from our interests in such properties, which could have a material adverse effect on our financial position and results of operations.

We have no reported mineral reserves and if we are unsuccessful in identifying mineral reserves in the future, we may not be able to realize any profit from our property interests.

We are an exploration stage company and have no reported mineral reserves. Any mineral reserves will only come from extensive additional exploration, engineering, and evaluation of existing or future mineral properties. The lack of reserves on our mineral properties could prohibit us from sale or joint venture of our mineral properties. If we are unable to sell or joint venture for development our mineral properties, we will not be able to realize any profit from our interests in such mineral properties, which could materially adversely affect our financial position or results of operations. Additionally, if we or partners to whom we may joint venture our mineral properties are unable to develop reserves on our mineral properties, we may be unable to realize any profit from our interests in such properties, which could have a material adverse effect on our financial position or results of operations.

Severe weather or violent storms could materially affect our operations due to damage or delays caused by such weather.

Our exploration activities are subject to normal seasonal weather conditions that often hamper and may temporarily prevent exploration activities. There is a risk that unexpectedly harsh weather or violent storms could affect areas where we conduct exploration activities. Delays or damage caused by severe weather could materially affect our operations or our financial position.

 Estimates of mineralized materials are subject to geologic uncertainty and inherent sample variability.

Although the estimated resources at our existing properties will be delineated with appropriately spaced drilling, there is inherent variability between duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. There also may be unknown geologic details that have not been identified or correctly appreciated at the proposed level of delineation. This results in uncertainties that cannot be reasonably eliminated from the estimation process. Some of the resulting variances can have a positive effect and others can have a negative effect on mining and processing operations. Acceptance of these uncertainties is part of any mining operation.

If we establish the existence of a mineral resource on any of our properties in a commercially exploitable quantity, we will require additional capital in order to explore and develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the resource, and our business could fail.

If we do discover mineral resources in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the resource, develop processes to extract it and develop extraction and processing facilities and infrastructure. Although we may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on our Company.

Mineral exploration, development and production involve many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if we discover a mineral resource in commercially exploitable quantity, our operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material adverse impact on our Company.

If our costs of exploration are greater than anticipated, then we may not be able to complete the exploration program for our properties without additional financing, of which there is no assurance that we would be able to obtain.

We expect to proceed with the initial stages of exploration on our Los Amoles Property and properties in Jalisco, Mexico in 2014. Our exploration program outlines a budget for completion of the program. However, there is no assurance that our actual costs will not exceed the budgeted costs. Factors that could cause actual costs to exceed budgeted costs include increased prices due to competition for personnel and supplies during the exploration season, unanticipated problems in completing the exploration program and delays experienced in completing the exploration program. Increases in exploration costs could result in our not being able to carry out our exploration program without additional financing. There is no assurance that we would be able to obtain additional financing in this event.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

We have not commenced the initial stage of exploration of our mineral property, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of gold, silver or other valuable minerals on our Los Amoles Property or properties in Jalisco, Mexico. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of gold, silver or other valuable minerals in our mineral property. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

As we undertake exploration of our mineral property, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program, which could increase our expenses.

We will be subject to the mining laws and regulations in Mexico as we carry out our exploration program. We will be required to pay mining taxes to the Mexican government. We will be required to prove our compliance with relevant Mexican environmental and workplace safety laws, regulations and standards by submitting receipts showing the purchase of equipment used for workplace safety or the prevention of pollution or the undertaking of environmental remediation projects before we are able to obtain drilling permits. If our exploration activities lead us to make a decision to go into mining production, before we initiate a major drilling program, we will have to obtain an environmental impact statement authorization. This could potentially take more than 10 months to obtain and could potentially be refused. New regulations, if any, could increase our time and costs of doing business and prevent us from carrying out our exploration program. These factors could prevent us from becoming profitable.

Because our executive officers and directors have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Juan Miguel Ríos Gutiérrez, our Chief Executive Officer and sole director of our Company, and Mark Scott, our Chief Financial Officer, each devote approximately less than full time on providing management services to us. If the demands on our executive officers and sole director from their other obligations increase, they may no longer be able to devote sufficient time to the management of our business. This could negatively impact our business development.

Because we have limited staff, we need to utilize outside parties in our business operations, which could cause our business to fail.

Our President & CEO Juan Miguel Ríos Gutiérrez holds an MBA in P.Eng., Mining and Metallurgical. He has worked for twenty years in management and on projects at Peñoles, the largest mining operation in Mexico. Mr. Juan Miguel Ríos Gutiérrez was the fourth employee at First Majestic and helped build that company from a junior mining exploration company on the TSXV and NYSE to a major global silver producer. Mr. Gutierrez held the General Manager position at four of the FMSC mining units in Mexico.

Because of limited staff, we rely on outside parties in our business operations. This could negatively impact our business development.

Risks Related to Our Common Stock

If we issue additional shares in the future, it will result in the dilution of our existing shareholders.

Our articles of incorporation authorize the issuance of up to 500,000,000 shares of common stock with a par value of $0.001 per share. Our Board of Directors may choose to issue some or all of such shares to acquire one or more companies or properties and to fund our overhead and general operating requirements. The issuance of any such shares may reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will reduce the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change of control of our corporation.

Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations.

Although our common stock is currently quoted on the OTC Bulletin Board, relatively few of our shares have been purchased or sold on that market. Even when a more active market is established, trading through the OTC Bulletin Board is frequently thin and highly volatile. There is no assurance that a sufficient market will develop in our stock, in which case it could be difficult for shareholders to sell their stock. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of our competitors, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

We do not intend to pay cash dividends on any investment in the shares of stock of our Company.

We have never paid any cash dividends and currently do not intend to pay any cash dividends for the foreseeable future. Because we do not intend to declare cash dividends, any gain on an investment in our Company will need to come through an increase in the stock's price. This may never happen and investors may lose all of their investment in our Company.

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a shareholder's ability to buy and sell our stock.

Our stock is categorized as a penny stock. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than US$ 5.00 per share or an exercise price of less than US$ 5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Forward-Looking Statements

Forward-Looking Statements and Associated Risks.

This report contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economic performance or management's plans and objectives for future operations. In some cases, you can identify forward-looking statements by the use of terminology such as "may" , "should" , "expect" , "plan" , "anticipate" , "believe" , "estimate" , "predict" , "potential" or "continue" or the negative of these terms or other comparable terminology. Examples of forward-looking statements made in this report include statements about:

●	our plan of operations;

●	our future exploration programs and results;

●	our expectations regarding the impact of various accounting policies;

●	our future capital expenditures; and

●	our future investments in and acquisitions of mineral resource properties.

These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including:

●	risks and uncertainties relating to the interpretation of sampling results, the geology, grade and continuity of mineral deposits;

●	risks and uncertainties that results of initial sampling and mapping will not be consistent with our expectations;

●	mining and development risks, including risks related to accidents, equipment breakdowns, labor disputes or other unanticipated difficulties with or interruptions in production;

●	the potential for delays in exploration activities; risks related to the inherent uncertainty of cost estimates and the potential for unexpected costs and expenses;

●	risks related to commodity price fluctuations;

●	the uncertainty of profitability based upon our limited history;

●	risks related to failure to obtain adequate financing on a timely basis and on acceptable terms for our planned exploration project;

●	risks related to environmental regulation and liability;

●	risks that the amounts reserved or allocated for environmental compliance, reclamation, post- closure control measures, monitoring and on-going maintenance may not be sufficient to cover such costs;

●	risks related to tax assessments;

●	political and regulatory risks associated with mining development and exploration; and

●	the risks in the section entitled “Risk Factors”.

Any of these risks could cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements contained in this quarterly report.

While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

In this report, unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “common shares” refer to the common shares in our capital stock.

The Offering

The selling stockholder identified in this amended reoffer prospectus may offer and sell up to 1,000,000 shares of our common stock issuable upon exercise of stock options. We granted the stock options to such selling stockholder pursuant to our 2010 stock option plan.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder. We may, however, receive proceeds upon exercise of the stock options granted to the selling stockholder. If we receive proceeds upon exercise of stock options, we intend to use these proceeds for working capital and general corporate purposes.

Determination of Offering Price

The selling stockholder may sell all or a portion of the shares being offered pursuant to this amended reoffer prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Selling Stockholders

The selling stockholder may offer and sell, from time to time, any or all of shares of our common stock issuable upon exercise of the stock options granted pursuant to our 2010 stock option plan.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholder as of April 14, 2011 and the number of shares of our common stock being offered pursuant to this amended reoffer prospectus. We believe that the selling stockholder has sole voting and investment powers over his shares.

Because the selling stockholder may offer and sell all or only some portion of the 1,000,000 shares of our common stock being offered pursuant to this amended reoffer prospectus, the numbers in the table below representing the amount and percentage of these shares of our common stock that will be held by the selling stockholder upon termination of the offering are only estimates based on the assumption that the selling stockholder will sell all of his shares of our common stock being offered in the offering.

The selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this amended reoffer prospectus upon the occurrence of any event that makes any statement in this amended reoffer prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

Name of Selling Stockholder	Securities Beneficially Owned Prior to the Offering (1,5)	Securities Beneficially Owner After Offering (2)	Securities Being Offered (6)	% Beneficial Ownership After Offering (2,3)
Juan Miguel Rios Gutiérrez(4)	4,625,000	4,625,000	1,000,000	4.9%
Totals	4,625,000	4,625,000	1,000,000	4.9%

Notes

(1)
Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding for computing the percentage of the person holding such options, warrants or convertible preferred stock but are not counted as outstanding for computing the percentage of any other person.

(2)	We have assumed that the selling stockholder will sell all of the shares being offered in this offering.

(3)
Based on 92,855,861 shares of our common stock issued and outstanding as of September 20, 2013. Shares of our common stock being offered pursuant to this amended reoffer prospectus by a selling stockholder are counted as outstanding for computing the percentage of that particular selling stockholder but are not counted as outstanding for computing the percentage of any other person.

(4)	Juan Miguel Rios Gutiérrez has been our President, Chief Executive Officer, Secretary, and a director of our company since January 21, 2011.

(5)
Mr. Gutiérrez was granted stock options to purchase 1,000,000 shares of our common stock, and 625,000 of his stock options are currently exercisable within 60 days of the date of this amended reoffer prospectus. In addition, Mr. Gutiérrez acquired 4,000,000 shares of common stock in a private transaction on May 24, 2011.

(6)
Consists of 1,000,000 shares issuable at an exercise price of $0.20 per share until January 21, 2016 upon exercise of the stock options granted pursuant to the stock option agreement dated January 21, 2011. We granted these stock options pursuant to our 2010 stock option plan.

Plan of Distribution

The selling stockholder may, from time to time, sell all or a portion of the shares of our common stock on any market upon which our common stock may be listed or quoted (currently Financial Industry Regulatory Authority’s OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of our common stock being offered for resale pursuant to this amended reoffer prospectus may be sold by the selling stockholder by one or more of the following methods, without limitation:

1.
block trades in which the broker or dealer so engaged will attempt to sell the shares of our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this amended reoffer prospectus;

3.	an exchange distribution in accordance with the rules of the exchange or quotation system;

4.	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

5.	privately negotiated transactions;

6.	market sales (both long and short to the extent permitted under the federal securities laws);

7.	at the market to or through market makers or into an existing market for the shares;

8.	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

9.	a combination of any aforementioned methods of sale.

In the event of the transfer by the selling stockholder of his shares of our common stock or stock options to any pledgee, donee or other transferee, we will amend this amended reoffer prospectus and the registration statement of which this amended reoffer prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his shares.

In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved.

Broker-dealers may agree with the selling stockholder to sell a specified number of the shares of our common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of our common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of our common stock as principal may thereafter resell the shares of our common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resale, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholder and any broker-dealers or agents that participate with the selling stockholder in the sale of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, the selling stockholder may pledge shares of our common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by the selling stockholder, his broker may offer and sell the pledged shares of our common stock from time to time. Upon a sale of the shares of our common stock, we believe that the selling stockholder will satisfy the prospectus delivery requirements under the Securities Act of 1933. We will file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event the selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post-effective amendment to the registration statement of which this amended reoffer prospectus forms a part will be filed disclosing the name of any broker-dealers, the number of shares of our common stock involved, the price at which our common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this amended reoffer prospectus and other facts material to the transaction.

We and the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of our common stock.

All expenses for this amended reoffer prospectus and related registration statement including legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholder, the purchasers participating in such transaction, or both.

Any shares of our common stock being offered pursuant to this amended reoffer prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, may be sold under Rule 144 rather than pursuant to this amended reoffer prospectus.

Experts and Counsel

Our financial statements for the years ended November 30, 2012 and 2011 incorporated in this amended  reoffer prospectus by reference from our amended annual report on Form 10-K for the year ended November 30, 2012 filed with the SEC on September 20. 2013 has been audited by PMB Helin Donovan, LLP, to the extent and for the period set forth in its report (which contains an explanatory paragraph regarding our ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of said firm as an expert in auditing and accounting.

Fifth Avenue Law Group LLLP, 701 5th Avenue, Suite 2800, Seattle WA 98104-7023 has provided an opinion on the validity of the shares of our common stock being offered pursuant to this amended reoffer prospectus.

Interest of Named Experts and Counsel

No expert named in the registration statement of which this amended reoffer prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this amended reoffer prospectus as having given an opinion upon the validity of the securities being offered pursuant to this amended reoffer prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Material Changes

There have been no material changes to the affairs of our company since November 30, 2012 which have not previously been described in a report on Form 10-K, Form 10-Q or Form 8-K filed with the Securities and Exchange Commission.

Incorporation of Certain Information by Reference

The following documents filed by our company with the Securities and Exchange Commission are incorporated into this amended reoffer prospectus by reference:

1.	our annual report on amended Form 10-K/A3 filed on September 20, 2013;

2.	our amended quarterly report on Form 10-Q/1 filed on August 16, 2013;

3.	our current reports on Form 8-K filed on September 13, 2013; and

4.	the description of our common stock contained in our registration statement on Form 8-A filed on February 4, 2011.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to the registration statement of which this amended reoffer prospectus forms a part have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference into this amended reoffer prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this amended reoffer prospectus will be deemed to be modified or superseded for purposes of this amended reoffer prospectus to the extent that a statement contained in this amended reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this amended reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this amended reoffer prospectus.

Where You Can Find More Information

We will provide to each person, including any beneficial owner, to whom this amended reoffer prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this amended reoffer prospectus but not delivered with this amended reoffer prospectus, upon written or oral request of such person at no cost to such person. Please send us such request by writing or calling Sonora Resources Corp. Our principal executive office is located at Cerro del Padre # 11 Rinconada de los Pirules, Guadalupe, Zacatecas Mexico, 98619. Our US mailing address is PO Box 12616, Seattle, WA 98111 and our telephone number is 1-877-513-7873.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov. The public may also read and copy any materials we file with the Securities and Exchange Commission at its public reference room at 100 F Street, N.E. Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act of 1933 with respect to the securities offered under this amended reoffer prospectus. This amended reoffer prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You should only rely on the information incorporated by reference or provided in this amended reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. This amended reoffer prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this amended reoffer prospectus or any supplement is accurate as of any date other than the date of this amended reoffer prospectus.

1,000,000 Shares

Sonora Resources Corp.

Common Stock

Prospectus

April 14, 2011

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by our company with the Securities and Exchange Commission are incorporated into this registration statement by reference:

1.	our annual report on amended Form 10-K/A3 filed on September 20, 2013;

2.	our amended quarterly report on Form 10-Q/1 filed on August 16, 2013;

3.	our current reports on Form 8-K filed on September 13, 2013; and

4.	the description of our common stock contained in our registration statement on Form 8-A filed on February 4, 2011.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No expert named in this registration statement as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with this registration statement) or counsel named in this registration statement as having given an opinion upon the validity of the securities being offered pursuant to this registration statement or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes provide that:

●
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

●
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

●
to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Nevada Revised Statutes provide that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

●	by our stockholders;

●	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

●	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

●	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

●	by court order.

Nevada Revised Statutes provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Our bylaws provide that:

●
our directors must cause our company to indemnify a director or former director of our company and our directors may cause our company to indemnify a director or former director of a corporation of which our company is or was a shareholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment inactive criminal or administrative action or proceeding to which he is or they are made a party by reason of his or her being or having been a director of our company or a director of such corporation, including an action brought by us or another corporation. Each director of our company on being elected or appointed is deemed to have contracted with our company on the terms of the foregoing indemnity;

●
our directors may cause our company to indemnify an officer, employee or agent of our company or of a corporation of which our company is or was a shareholder (notwithstanding that he is also a director of our company), and his or her heirs and personal representatives against all costs, charges and expenses incurred by him or them and resulting from his or her acting as an officer, employee or agent of our company or another corporation. In addition we must indemnify the Secretary or an Assistance Secretary of our company (if he is not a full time employee of our company and notwithstanding that he is also a director of our company), and his or her respective heirs and legal representatives against all costs, charges and expenses incurred by him or them and arising out of the functions assigned to the Secretary by the Nevada corporate law, or our articles of incorporation and each such Secretary and Assistant Secretary, on being appointed is deemed to have contracted with our company on the terms of the foregoing indemnity; and

Our directors may cause our company to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of our company or as a director, officer, employee or agent of a corporation of which our company is or was a shareholder and his or her heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

(4)	Instruments Defining the Rights of Security Holders, including Indentures

4.1	Articles of Incorporation (incorporated by reference to an exhibit to our registration statement on Form S-1 filed on November 13, 2009)

4.2	Certificate of Amendment (incorporated by reference to an exhibit to our Current Report on Form 8-K filed on November 29, 2010)

4.3	Articles of Merger (incorporated by reference to an exhibit to our Current Report on Form 8-K filed on March 2, 2011)

4.4	Bylaws (incorporated by reference to an exhibit to our registration statement on Form S-1 filed on November 13, 2009)

4.4	Loan Agreement dated October 1, 2010 with Troon Investments Pty Ltd. (incorporated by reference to an exhibit to our current report on Form 8-K filed on October 5, 2010)

4.5	Loan Agreement dated October 13, 2010 with Graeme Renton (incorporated by reference to an exhibit to our current report on Form 8-K filed on October 14, 2010)

4.12	2010 Stock Option Plan (incorporated by reference to an exhibit to our Current Report on Form 8-K filed on December 23, 2010)

4.13	Form of Stock Option Agreement (U.S. Persons). Filed as an Exhibit to Form S-8 filed with the SEC on April 14, 2011.

4.14	Form of Stock Option Agreement (Non-U.S. Persons) Filed as an Exhibit to Form S-8 filed with the SEC on April 14, 2011.

(5)	Opinion regarding Legality

5.1*	Opinion of Fifth Avenue Law Group PLLP regarding the legality of the securities being registered

(23)	Consents of Experts and Counsel

23.1*	Consent of PMB Helin Donovan, LLP

23.2*	Consent of Fifth Avenue Law Group PLLP (included in Exhibit 5.1)

*Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on amended Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in ourprincipal executive office located at Cerro del Padre # 11 Rinconada de los Pirules, Guadalupe, Zacatecas Mexico, 98619 on September 20, 2013. Our US mailing address is PO Box 12616, Seattle, WA 98111.

SONORA RESOURCES CORP.
(Registrant)
Date: September 25, 2013
	By:	/s/ Juan Miguel Ríos Gutiérrez
Juan Miguel Ríos Gutiérrez
Chief Executive Officer, President, Management Director and Secretary
(Principal Executive Officer)

Date: September 25, 2013	By:	/s/ Mark Scott
Mark Scott
Chief Financial Officer
( Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Date: September 25, 2013
	By:	/s/ Juan Miguel Ríos Gutiérrez
Juan Miguel Ríos Gutiérrez
Chief Executive Officer, President, Management Director and Secretary
(Principal Executive Officer)

Date: September 25, 2013	By:	/s/ Mark Scott
Mark Scott
Chief Financial Officer
( Principal Financial and Accounting Officer)